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                                                                           99(c)

                             SHAREHOLDER AGREEMENT


          This Shareholder Agreement ("Agreement") is made as of May 2, 1995, by Comerica Incorporated, a Delaware corporation ("Comerica") and the other person executing the last page of this Agreement (a "Shareholder"). All terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as that term is defined below).

          A. Comerica and Metrobank, a California state chartered bank ("Metrobank") have entered into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"), dated as of May 2, 1995 pursuant to which a wholly-owned subsidiary of Comerica will be merged with and into Metrobank (the "Merger").

          B. In order to induce Comerica to enter into the Merger Agreement, the Shareholder, solely in the Shareholder's capacity as a shareholder, desires to undertake to take certain actions and to refrain from taking other actions in connection with the Merger.

          NOW, THEREFORE, in consideration of these premises and of the representations, warranties, covenants, and agreements contained in this Agreement and in the Merger Agreement, the parties agree as follows:

          1.          Agreements of the Shareholder

                      1.1 Agreement to Vote. At any meeting of shareholders of Metrobank held prior to March 10, 1996, or in connection with any solicitation of the written consent of shareholders of Metrobank considered prior to March 10, 1996 to approve the Merger on the terms provided in the Merger Agreement, the Shareholder shall vote or cause to be voted all shares of common stock of Metrobank ("Metrobank Stock") the Shareholder owns or hereafter acquires (excluding any shares of Metrobank Stock over which the Shareholder has voting power as a trustee or comparable capacity, other than grantor trusts) (the "Shareholder's Metrobank Stock"), in favor of, and to approve, the Merger on the terms provided in the Merger Agreement and any other matters provided in the Merger Agreement that require the approval of shareholders of Metrobank.

                      1.2 Restrictions on Dispositions. The Shareholder agrees that until the earlier of (i) the adjournment of the meeting of shareholders called to
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          approve the Merger on the terms provided in the Merger Agreement,
          (ii) the termination of the Merger Agreement, or (iii) March 10, 1996, the Shareholder will not sell, assign or otherwise dispose of (except as provided below), any shares of the Shareholder's Metrobank Stock or enter into any agreement to do the foregoing other than with Comerica or an affiliate of Comerica (unless the Shareholder shall have retained full voting power with respect to such shares or the person to whom such shares shall have been sold, assigned or otherwise disposed of shall have agreed to be bound by the provisions of this Agreement), except (a) with the prior written consent of Comerica, which shall not be unreasonably withheld; (b) pursuant to the Merger; or (c) involuntary transfers, including, without limitation, any foreclosure of security interests granted by the Shareholder, or otherwise. Notwithstanding anything to the contrary set forth herein, nothing in this Agreement shall prohibit the Shareholder from pledging, granting a security interest in, or otherwise encumbering the Shareholder's Metrobank Stock or engaging in similar transactions, including, without limitation, the replacement, renewal or modification of existing financing arrangements; provided, however, that at least five (5) business days prior to the consummation of any transaction involving a lien or security interest in any of the Shareholder's Metrobank Stock, the Shareholder shall give written notice thereof to Comerica.

                      1.3 Cooperation. At any time during which the Shareholder's agreements contained in Section 1.2 above are in effect, the Shareholder agrees not to directly or indirectly solicit or initiate any inquiries, proposals or offers from any person or entity other than Comerica or any affiliate of Comerica relating to, any proposal or transaction for disposition of, the business or assets of Metrobank or any of its Subsidiaries, the acquisition of securities of Metrobank or any Subsidiary of Metrobank, except acquisitions of securities in connection with Regulatory Stock Sales, or any business combination with any person other than Comerica or any affiliate of Comerica.

          2.          Representations and Warranties of the Shareholder

          The Shareholder represents and warrants to Comerica as follows:

                      2.1 Capacity. The Shareholder has the requisite capacity and authority to enter into and perform the Shareholder's obligations under this Agreement.

                      2.2 Binding Agreement. This Agreement constitutes the valid and legally binding obligation of the Shareholder.

                      2.3 Noncontravention. Subject to rights in favor of any secured party, the execution and delivery of this Agreement by the Shareholder does





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          not, and the performance by the Shareholder of the Shareholder's obligations under this Agreement and the consummation by the Shareholder of the transactions contemplated by this Agreement will not in any material respect, violate or conflict with or constitute a material default under any agreement, instrument, contract or other obligation, any order, arbitration award, judgment or decree to which the Shareholder is a party or by which the Shareholder is bound, or any statute, rule or regulation to which the Shareholder or any of the Shareholder's property is subject.

                      2.4 Ownership of Shares. Metrobank's proxy materials for its 1995 annual shareholders meeting correctly set forth the number of shares of Metrobank Stock owned by the Shareholder, as of the date of this Agreement. The Shareholder has full power to vote all such shares of Metrobank Stock.

          3.          Enforcement

                      3.1 Damages Inadequate; Specific Performance. In the event of a threatened or actual breach of this Agreement by the Shareholder, it is agreed that damages would not be an adequate remedy to compensate Comerica. Accordingly, each party agrees that the Shareholder's obligations will be enforceable by court order requiring specific performance without proof of damages or posting of any bond. In the event of a threatened or actual breach of this Agreement by the Shareholder, Comerica will be entitled to a temporary restraining order and to temporary and permanent injunctive relief to prevent or terminate such threatened or actual breach, provided that nothing in this Agreement shall be construed to limit the non-consequential damages otherwise recoverable by Comerica in any such event.

                      3.2 Limitation on Liability. The Shareholder shall not have liability to Comerica for any incidental, special, consequential or other indirect loss, damage or cost, howsoever caused, including without limitation, any loss, damage or cost arising from the failure of the Merger, on the terms and conditions contained in the Merger Agreement and the Subsidiary Merger Agreement, to be treated for accounting purposes as a pooling of interests.

                      3.3 Notice to Third Parties. In addition, after notice to the Shareholder, Comerica will have the right to inform any person or entity that Comerica reasonably believes to be, or to be contemplating, participating with





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          the Shareholder (or receiving assistance from the Shareholder) in violation of this Agreement, and that participation by any such entity or person with the Shareholder in activities in violation of this Agreement may give rise to claims by Comerica against such entity or person.

          4.          Miscellaneous

                      4.1 Expenses. Each party will pay that party's costs and expenses, including attorney and accountant fees, in connection with this Agreement and the transactions contemplated by this Agreement.

                      4.2         Notices.  All notices and other
          communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation of the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses or (or any such other address for a party as shall be specified by like notice):

          If to Comerica:

                                  COMERICA INCORPORATED
                                  Corporate Secretary - Corporate Legal
                                  Department
                                  500 Woodward Avenue, 33rd Floor
                                  Detroit, Michigan 48226
                                  Attention:  Mark W. Yonkman





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          If to the Shareholder:

                              To such person's address as maintained on the books and records of Metrobank.

          or to such other address as a party may have furnished to the others in writing in accordance with this paragraph, except that notices of change of address shall only be effective upon receipt. Any notice, demand or other communication given pursuant to the provisions of this paragraph 4.2 shall be deemed to have been given on the date actually delivered or three days following the date mailed, as the case may be.

                      4.3 Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their permitted transferees, successors and permitted assigns. This Agreement and the rights, privileges, duties and obligations of the parties may not be assigned or delegated by any party without the prior written consent of the other party. Any purported assignment in violation of this paragraph 4.3 shall be null and void.

                      4.4 Third Party Beneficiaries. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties. As used in this Agreement, the term party or parties shall refer only to Comerica and the Shareholder.

                      4.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. An executed counterpart received by telecopy shall have the same effect as an originally-executed counterpart.

                      4.6 Governing Law. This Agreement will be governed by California law, without regard to any applicable principles of conflicts of law.

                      4.7 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

                      4.8 Waiver and Modification. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, shall be deemed





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          to be a further or continuing waiver of any such term, provision or condition. This Agreement may be modified or amended only by an instrument signed by the parties.

                      4.9 Attorney Fees. If any of the parties brings an action or suit against any other party by reason of any breach of any covenant, agreement, representation, warranty or other provision of this Agreement, or any breach of any duty or obligation created under this Agreement by such other party, the prevailing party in whose favor final judgment is entered shall be entitled to recover from the losing party all reasonable costs and expenses incurred by the prevailing party in connection with such suit or action, including legal fees and court costs (whether or not taxable as such).

                      4.10 Entire Agreement. This Agreement embodies the entire understanding of the parties with respect to its subject matter, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement, unless expressly referred to in this Agreement.

                      4.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under applicable law. However, if any provision shall be invalid or unenforceable, it shall be construed and limited to effectuate its purpose to the maximum legally permissible extent. If it cannot be so construed so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remain-





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          ing provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


COMERICA INCORPORATED


By: /s/ Mark W. Yonkman
Name:  Mark W. Yonkman
Title:  Vice President and
          Assistant Secretary



SHAREHOLDER:


/s/ Paul B. Alexander
/s/ David L. Buell
/s/ Robert P. Bulesco
/s/ Peter B. Caloyeras
/s/ Seymour J. Carr, DMD
/s/ James W. Hobson
/s/ David P. Malone
/s/ Rudy B. Markmiller
/s/ Robert L. Mayer
/s/ Paul W. Stroube
/s/ Wallace Wong





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